UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): July 20, 2020

AGEAGLE AERIAL SYSTEMS INC.

(Exact name of registrant as specified in charter)

Nevada	001-36492	88-0422242
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

117 S. 4th Street

Neodesha, Kansas 66757
(Address Of Principal Executive Offices) (Zip Code)

620-325-6363
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2020, the Board of Directors of AgEagle Aerial Systems Inc. (the “Company”), upon recommendation of the Compensation Committee, approved a change in the compensation of the directors and of Ms. Nicole Fernandez-McGovern, the Company’s Chief Financial Officer and EVP of Operations. The Compensation Committee engaged Albeck to perform an independent third party study of compensation to assess if the Company’s compensation of its Board and its executive officers is in line with the industry averages.

As a result of the study, and upon the recommendation of the Compensation Committee, the Board approved:

1) an increase in Ms. Fernandez-McGovern’s annual salary from $200,000 to $220,000 and an increase in quarterly stock options from 12,500 to 15,000. In addition to the previously approved 2020 bonus structure, Ms. Fernandez-McGovern was awarded an additional performance based bonus of $40,000, equal to 20% of her current salary; and

2) a cash component for director compensation in the amount of $60,000 per year payable quarterly and an increase in quarterly stock options from 16,500 to 25,000.

The approved compensation is retroactive to July 1, 2020

As previously disclosed in an amendment to the Current Report on Form 8-K filed on April 20, 2020, Mr. Barrett Mooney, who is currently the Chairman of the Board, receives a monthly fee for consulting services he provides to the Company, which is outside of his role as Chairman of the Board. Mr. Mooney’s consulting fee has been increased to $10,000 per month commencing on August 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Nicole Fernandez-McGovern
Name:	Nicole Fernandez-McGovern
Title:	Chief Financial Officer

Dated: July 24, 2020

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